Exhibit 4.13

THIS INDENTURE made the 20 day of December 2007

B E T W E E N

RONAN O’CAOIMH of Glencarrig, Delgany, County Wicklow and JIM WALSH of Ardvana, The Hill, Monkstown, Co. Dublin (hereinafter called “the Landlord”) which expression shall where the context so admits include their respective successors in title, executors, administrators and assigns) of the one part TRINITY BIOTECH MANUFACTURING LIMITED having its registered office at IDA Business park, Bray, County Wicklow (hereinafter called “the Tenant” which expression shall where the context so admits include its successors in title and permitted assigns) of the other part and

W I T N E S S E T H as follows:-

1.	DEFINITIONS

In these presents and in the Schedules hereto (save where the context otherwise requires or implies) the following words and expressions shall have the meanings assigned to them hereunder:-

“Adjoining Property” means any land and/or buildings and/or air space adjoining or neighbouring (which includes overhead and which also includes the Retained Lands) the Demised Premises or any part thereof.

“the Building” means all that and those the premises known as Trinity Biotech Building , IDA Business Park, Southern Cross Road, Bray, Co. Wicklow which for identification purposes is outlined in blue on plan 1 hereto together the appurtenances thereto and all additions thereon and includes the Landlord’s Fit-out.

“the Car Park” means the surface car park forming part of the Demised Premises and for the purposes of identification coloured yellow on Plan 1 attached hereto.

“Conduits” means and includes all pipes, sewers, drains, gutters, watercourses, wires, cables (including fibre optic cables), channels, subways, ventilators, trunking, ducts, flues, conduits and all conducting media of whatsoever nature or kind.

“the Demised Premises” means that part of the Estate outlined in red on Plan 1 attached hereto for identification purposes and includes the Building and the Car Park.

“Due Notice” means at least 48 hours written notice given in accordance with the terms of this Lease where entry is required for inspection purposes and at least four weeks written notice given in accordance with the terms of this Lease where entry is required for the purposes of carrying out works to the Demised Premises and every case save in the case of emergency or where such works are minor in nature and will not cause disruption to the Tenant’s business.

“the Estate” means the lands comprised in folio 3533L County Wicklow which are comprised in the Superior Lease situate at the IDA Business Park, Bray, County Wicklow laid or to be laid out by the Landlord as a development the likely extent of which (without commitment) is shown on Plan No. 2 attached to this Lease and thereon surrounded by a green verge line together with any adjoining lands subsequently acquired within the Perpetuity Period and incorporated at the Landlords option as part of the Estate and the Tenant acknowledges that the Estate and the extent thereof may at the Landlords option be extended or reduced but not so as to adversely affect the Tenant’s access to or the use and enjoyment of the Demised Premises.

“the Estate Common Parts” means those parts of the Estate that consist of open spaces, water features, ponds, lakes, roads, footpaths, grass margins, landscaped areas, security huts or compounds, and any other area or any other structure used or intended to be used in common by the owners or occupiers of the Estate ( or any part thereof) but does not include the Demised Premises or any parts of the Estate which have been or are intended to be assured (whether by way of conveyance, assignment or by long lease) to any person other than a management company.

“The Estate Service Charge” means the costs and expenses incurred by the Landlord in the provision to the Estate Common Parts of the services mentioned in the First Part of the Third Schedule hereto and ascertained in accordance with the provisions of the Second Part of the Third Schedule hereto.

“Group Company” means any company related to either the Tenant within the meaning of Section 140(5) of the Companies (Amendment) Act 1990.

“the IDA Estate” means the lands of the IDA known as the IDA Business Park, Bray, County Wicklow being the lands comprised in Folio 11934F County Wicklow but excluding the lands comprised in the Estate.

“the Landlord’s Fit-out” means the fit out works completed by the Landlord to the Building and set out in the Schedule from Basil Conroy & Co dated 17th October 2007 and attached hereto at Appendix 1

“the Landlords Proportion of the IDA Service Charge” means the proportion of the costs and expenses set out at clause 3.3 and clause 3.4 of the First Schedule to the Superior Lease attributable to the Estate and payable from time to time by the Landlord.

“Perpetuity Period” means the period commencing on the date of this Lease and ending at the expiration of twenty years from the date of the death of the last survivor of the issue now living of the late President of Ireland Eamon de Valera.

“Plans” means the plans attached to this Lease.

“the Prescribed Rate” means the monthly rate of interest that is equivalent to the rate of interest chargeable pursuant to Section 1080 of the Taxes Consolidation Act 1997 or such other monthly rate of interest as may from time to time be chargeable upon arrears of income tax.

“the Retained Lands” means so much of the Estate that does not comprise the Demised Premises.

“the Service Charge” means the Landlord’s Proportion of the Estate Service Charge and the Landlord’s Proportion of the IDA Service Charge.

“the Service Yard” means the service yard forming part of the Estate and for the purposes of identification coloured orange on Plan 1 attached hereto

“the Superior Lease” means the Lease dated the 2nd day of February 2000 and made between Industrial Development Agency (Ireland) of the one part and Ronan O’Caoimh, Jonathan O’Connell and Jim Walsh of the other part

“Superior Lessor” means the person or entity entitled to the reversion expectant under determination of the Superior Lease.

2.	INTERPRETATION

2.1 Where two or more persons are included in the expression “the Landlord” and/or “the Tenant” the covenants which are expressed to be made by the Landlord and/or the Tenant shall be deemed to be made by such persons jointly and severally.

2.2 Words importing the neuter gender include the masculine or the feminine gender (as the case may be) and words importing the masculine gender include the feminine gender and vice versa and words importing the singular number include the plural number and vice versa and words importing persons shall include firms companies and corporations and vice versa.

2.3 References to any right exercisable by the Landlord or any right exercisable by the Tenant in common with the Landlord shall be construed as including (where appropriate) the exercise of such right by and in common with all other persons authorised by the Landlord and their agents professional advisers prospective purchasers of any interest of the Landlord in the Demised Premises or in the Adjoining Property contractors workmen and others and all other persons having a like right.

2.4 Any reference to a Statute shall include any statutory extension or modification or re-enactment for the time being in force or any such Statute or any Orders Statutory Instrument Notices Regulations Directions Bye Laws Directives thereunder for the time being in force.

2.5 Any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit such act or thing to be done.

2.6 The paragraph headings do not form part of this Lease and shall not be taken into account in the construction or interpretation thereof.

2.7 Any provision entitling the Landlord or others to enter the Demised Premises shall be subject to such persons complying with the Tenant’s reasonable security and confidentiality requirements.

3.	DEMISE

3.1	In consideration of the yearly rents (and the increases thereof as hereinafter provided) and the covenants on the part of the Tenant and the conditions hereinafter reserved and contained the Landlord HEREBY DEMISES unto the Tenant ALL THAT AND THOSE the Demised Premises TOGETHER WITH the rights and easements specified in the First Schedule hereto EXCEPTING AND RESERVING the rights and easements specified in the Second Schedule hereto TO HOLD to hold the Demised Premises unto the Tenant from 1st July 2007 for the term of twenty five years YIELDING AND PAYING therefor and thereout during each of the first five years of the said term the yearly rent of €786,605.18 and thereafter during each of the successive periods of five years of which the first shall begin on the 1st July 2012 a rent equal to (a) the rent payable hereunder during the preceding period or (b) such revised rent as may from time to time be ascertained in accordance with the provisions in that behalf contained in the Fourth Schedule hereto (whichever shall be the greater) AND the rent in respect of each year of the said term is to be paid by direct debit by equal quarterly payments in advance on the 1st day of January, 1st day of April, 1st day of July and 1st day of October in every year without any deduction set off or counterclaim whatsoever.

AND ALSO PAYING BY WAY OF ADDITIONAL RENT the amount or amounts payable by the Tenant pursuant to the Tenant’s covenant hereinafter contained in Clause 4.2 in respect of insurances effected from time to time by the Landlord such additional payments to be payable at the times and in the manner specified at the said Clause 4.2 AND ALSO PAYING BY WAY OF ADDITIONAL RENT the amount or amounts payable by the Tenant pursuant to the Tenant’s covenant hereinafter contained in Clause 4.3 in respect of the provision or the procuring by the Landlord of the services hereinafter contained such additional payments to be payable at the times and in the manner hereinafter specified.

AND ALSO PAYING BY WAY OF ADDITIONAL RENT on demand all costs damages expenses losses costs and demands which the Landlord may from time to time incur in connection with or procuring the remedying of any breach by the Tenant of any of the covenants on the part of the Tenant herein contained having given the Tenant a reasonable opportunity of remedying such breaches.

4.	TENANT’S COVENANTS

The Tenant to the intent that the obligations may continue throughout the term hereby granted HEREBY COVENANTS with the Landlord as follows:-

PAY RENT

4.1	To pay the rent or increased rent hereby reserved or any sums payable thereunder on the days and in the manner herein prescribed without any deductions.

INSURANCE PREMIUMS

4.2	To pay to the Landlord from time to time within 21 days of demand without any deductions or abatement the amount or amounts expended by the Landlord in insuring the Demised Premises in accordance with clause 5.2hereunder.

PAY FOR SERVICES

4.3	To pay to the Landlord from time to time on demand without any deduction or abatement:

(a) 35.47% of the Estate Service Charge payment to be made in accordance with the provisions of the Third Part of the Third Schedule hereto;

(b) 35.47% of the Landlords Proportion of the IDA Service Charge.

PROVIDED ALWAYS THAT if the Building is extended or reduced (whether by way of sale or otherwise) the said percentage referred to in clause 4.3(a) and the percentage referred to in clause 4.3(b) shall be agreed as between the Landlord and the Tenant and in the absence of agreement determined by a chartered surveyor agreed and appointed by the Landlord and the Tenant or in the absence of agreement within three calendar months at the request of the Landlord by the President for the time being of the Society of Chartered Surveyors or any successor body.

AND FURTHER PROVIDED ALWAYS that if the gross area of the Estate less the Estate Common Parts shall be extended or reduced the Landlords Proportion of the Estate Service Charge shall be as agreed between the Landlord and the Tenant and in the absence of agreement determined by a Chartered Surveyor agree and appointed by the Landlord and the Tenant or in the absence of agreement within three calendar months at the request of the Landlord by the President for the time being of the Society of Chartered Surveyors or any successor body.

INTEREST ON ARREARS

4.4	If the Tenant shall fail to pay the rent hereinbefore reserved or any other sum reserved or made payable hereunder on the day and in the manner herein prescribed for the payment of same such unpaid rent or sum shall bear interest from the 14th day after day or days on which the same shall become due to the date of actual payment at the Prescribed Rate.

PAY OUTGOINGS

4.5	To pay and discharge all rates and taxes duties charges assessments impositions and outgoings whatsoever whether parliamentary parochial local or any other description which are now or may at any time hereafter be charged taxed assessed levied or imposed upon or payable in respect of the Demised Premises or on the owner or occupier in respect thereof notwithstanding any contract to the contrary except all Landlord’s income and capital taxes, any tax referable to the receipt of the rent hereunder and any tax referable to a dealing in the reversion expectant on the determination of the term hereby created and to indemnify and keep indemnified the Landlord against or arising out of same or any expenses (legal or otherwise) in connection therewith to the extent that the Tenant is responsible.

COMPLY WITH ENACTMENTS

4.6	At all times during the said term to observe and comply in all respects with the provisions and requirements of any and every enactment for the time being in force or any orders or regulations thereunder for the time being in force and to do and execute or cause to be done and executed all such works as under or by virtue of any such enactment or any orders or regulations thereunder for the time being in force are or shall be properly directed or necessary to be done or executed upon or in respect of the Demised Premises or any part thereof whether by the Landlord, beneficial owner lessee tenant or occupier and at all times to keep the Landlord indemnified against all claims demands and liability in respect thereof and without derogating from the generality of the foregoing to comply with the requirements of any Local or other Statutory Authority European Community Regulations, the provisions of the Factories Act, 1955, Health Act, 1947, Office Premises Act, 1958, Housing Acts 1966 and 1969, the Safety in Industry Act, 1980, Fire Services Act, 1981, Waste Management Packaging (Amendment) Regulations 1998 and the order or orders of any Court of competent jurisdiction

FIRE REQUIREMENTS

4.7	At all times during the said term to comply with all requirements of the appropriate Fire Authority, the insurers of the Demised Premises and the Landlord whether notified or directed to the Landlord or the Tenant in relation to fire precautions

NUISANCE

4.8	To pay to the Landlord all costs charges and expenses which may be reasonably and properly incurred by the Landlord in abating a nuisance in respect of the Demised Premises and to execute all such works as may be necessary for abating such a nuisance in obedience to a notice lawfully served by a Local or Public Authority or pursuant to any Court Order.

REPAIRS

4.9	Damage by any of the Insured Risks (as hereinafter defined in Clause 6.2 hereof if and so long only as Policy or Policies of insurance shall not have been vitiated or payment of the Policy monies withheld or refused in whole or in part by reason of any act neglect or default of the Tenant or the servants agents licensees or invitees of the Tenant or any other under-tenant or person under its or their control) and inherent structural defects excepted, to keep clean and tidy and to repair and keep in good order repair and condition from time to time and at all times during the term hereby created the Demised Premises and to maintain repair and keep in good working order and condition and the Conduits and all plant and machinery and systems installed in the Building including the central heating and air conditioning plant (if any), security systems, fire alarm systems the sprinkler system, lifts and lift machinery all boilers and all electrical and mechanical plant machinery equipment and apparatus

DECORATE

4.10	As often as is reasonably necessary and in any event not less than once every five years (whether determined by effluxion of time or otherwise) to decorate in a good and workmanlike manner with good materials and in colour schemes approved in advance by the Landlord in writing all parts of the Demised Premises requiring decoration.

MAINTAIN EXTERIOR

4.11 (a)	To keep all exterior parts of the Demised Premises including the Car Park and the Service Yard clean and tidy and free from weeds.

(b)	To keep all landscaped areas properly cultivated and maintained preserving any trees and shrub in those areas

(c)	To clean property as often as may be reasonably be required all windows and window frames and all other glass forming part of the Building.

PERMIT ENTRY

4.12	To permit the Landlord, and/or the Superior Lessor their Surveyors and agents with or without workmen and others at all reasonable times after Due Notice (except in cases of emergency when no notice shall be required) to enter into and upon and remain on the Demised Premises and every part thereof and to take a plan of and examine the state of repair and condition of the same and to take inventories of the Landlord’s fixtures to be yielded up at the expiration of the said term and within two calendar months (or sooner if possible and in any event within a reasonable period) after notice in writing to the Tenant of all defects and wants of reparation found on such examination shall have been given to repair and make good the same according to such notice and the covenants in that behalf herein contained and in case the Tenant shall make default in so doing it shall be lawful for the workmen or others to be employed by the Landlord to enter upon the Demised Premises (but without prejudice to the proviso for re-entry hereinafter contained) and repair and restore the same and all expenses incurred thereby shall on demand be paid by the Tenant to the Landlord and if not paid shall be recoverable by the Landlord as liquidated damages.

PERMIT WORKS

4.13	To permit the Landlord and/or the Superior Lessors and their agents and workmen and other persons authorised by the Landlord with all necessary appliances at all reasonable times after Due Notice (except in cases of emergency when no notice shall be required) to enter upon the Demised Premises or any part thereof to execute repairs or alterations to or upon any Adjoining Property or to cleanse empty or repair any of the sewers watercourses drains or gutters belonging to the same the Landlord and others causing as little inconvenience as possible and the Landlord making good with all practicable speed all damage to the Demised Premises thereby occasioned.

NOT TO DO ANYTHING TO INCREASE INSURANCE OR RENDER POLICY VOID

4.14	Not to do or omit or suffer to be done or omitted any act matter or thing whatsoever the doing or omission of which would make void or voidable the insurance of the Demised Premises or of the Landlord’s fixtures and fittings therein or whereby the rate of premium thereupon may be increased.

NOT TO OVERLOAD STRUCTURE

4.15	Not to do or permit or bring in or upon the Demised Premises anything which may throw on the Demised Premises or on any Adjoining Property any weight or strain in excess of that which such premises are capable of bearing with due margin for safety and in particular not to overload the floors or the electrical installations or the other services of in or to the Demised Premises nor suspend any excessive weight from the ceilings or walls stanchions or the structure thereof.

NO BUILDINGS OR ALTERATIONS

4.16.1	Not to erect any new building or new structure on the Demised Premises or any part thereof nor to alter add to or change the height elevation or external architectural or decorative design or appearance of the Building nor to merge the Demised Premises with any Adjoining Property;

4.16.2	Not to alter divide cut maim injure or remove any of the principal or load-bearing walls floors beams or columns of the Demised Premises nor to make any other alterations or additions of a structural nature to the Demised Premises;

4.16.3	Not to make any alterations or additions to the Landlord’s fixtures or to any of the Conduits without obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed);

4.16.4	Not to make any alterations or additions of a non-structural nature to the Demised Premises without obtaining the prior consent of the Landlord (which such consent not to be unreasonably withheld) but which consent shall not be required for periodic non structural alterations to office layouts not requiring a new fire safety certificate under the Building Regulations made under the Building Control Act 1990;

4.16.5	The Landlord may as a condition of giving consent under any of the said sub-clauses 4.16.3 and 4.16.4 require the Tenant to enter into such reasonable covenants as the Landlord shall require regarding the execution of any such works.

4.16.6	Where the Landlord is insuring any additions, alterations and/or improvements carried out or being carried out by the Tenant, in the event of the Tenant carrying out any alterations or additions to the Demised Premises which alterations or additions result in the increase in the cost of reinstating the Demised Premises to notify the Landlord of the increase in the reinstatement cost so as to enable the Landlord adjust the insurance cover accordingly and to pay to the Landlord any increased premium payable.

REMOVE UNAUTHORISED STRUCTURES

4.17	On the request in writing of the Landlord or its agent forthwith to pull down and remove any building erection alteration or addition erected placed or made in breach of any of the foregoing covenants and if any portion of the Demised Premises has been altered pulled down or removed in breach of any of the foregoing covenants upon such request in writing as herein provided forthwith to amend restore replace or rebuild the Demised Premises according to the original plans and elevations thereof.

NUISANCE

4.18	Not to do or permit not suffer to be done upon or in connection with the Demised Premises or any part thereof which shall or may be or become or cause a nuisance, damage, annoyance inconvenience disturbance injury or danger to the Landlord or the owners tenants or occupiers of any other part of the Estate and or the IDA Estate and not to permit suffer or allow any odours, vapours, steam, water, vibrations, noises or undesirable effects to emanate form the Demised Premises or from any equipment or installation therein and keep the Landlord fully and effectually indemnified against all actions, proceedings, damages, costs, expenses, claims or demands whatsoever arising out of or in consequence of any breach or non observance of this covenant to the extent that the Tenant is responsible.

OBSTRUCTION OF SEWERS

4.19	Not to allow to pass into the Conduits serving the Demised Premises any noxious or deleterious effluent or other substance which will cause an obstruction or injure the said Conduits and in the event of any such obstruction or injury to make good as soon as practicable all such damage to the reasonable satisfaction of the Landlord’s Surveyor.

NO SIGNS

4.20 Not to fix or exhibit or permit to be affixed or exhibited to or upon any part of the exterior or interior so as to be visible from the exterior of the Demised Premises or of the external walls windows rails or fences thereof any pole flag aerial burglar alarm advertisement poster notice or other sign placard or thing whatsoever except such as subject to planning permission shall be approved in writing by the Landlord, or the Landlord’s Surveyor such approval not to be unreasonably withheld.

INFLAMMABLE GOODS AND NOISY MACHINERY

4.21	Not to have store or keep upon the Demised Premises or any part thereof any substance of an explosive or of an especially inflammable or dangerous nature or such as might increase the risk of fire or explosion or which might attach or in any way injure by percolation corrosion or otherwise the Demised Premises or the keeping or use whereof may contravene any statute or local regulation or bye-law and not to house or operate or permit to be housed or operated in or upon the Demised Premises or any part thereof any engine or machinery of any kind other than machines and which are not likely to cause any undue vibration or be or become a nuisance annoyance or disturbance to any other tenants or occupiers in any adjoining or neighbouring property.

USER

4.22	(a) to use or permit the Building or any part thereof to be used for any purpose other for light manufacturing of pharmaceuticals and healthcare products and ancillary offices AND for no other purpose save with the Landlord’s written consent which consent shall not be unreasonably withheld but it is hereby AGREED AND DECLARED that it shall be reasonable for the Landlord to refuse its consent on the grounds that such user would result in the Demised Premises being used for a use which would not be commercial or trade use.

4.22	(b) to use the Car Park for the purposes of providing car parking to the staff and visitors to the Building and for no other purposes whatsoever.

4.22	(c) to use the Service Yard for the purposes of making deliveries to and from the Building and for no other purposes whatsoever.

4.22	(d) to use any other parts of the exterior parts of the Demised Premises as access routes to and from the Building or as landscaped areas and for no other purposes whatsoever.

REFUSE

4.23	To remove and where appropriate dispose of all refuse generated out of the Tenant’s use and occupation of the Demised Premises and in particular, to comply with the Waste Management (Packaging) (Amendment) Regulations 1998 and not to store refuse in any part of the Demised Premises where it would be visible for any part of the Estate

PROHIBITED USER

4.24	Not at any time to use the Demised Premises or any part thereof or allow the same to be used for any entertainment or for any dangerous noisy noxious or offensive trade or business or occupation whatsoever or for a residence or for any illegal or immoral purposes nor permit any sale by auction to be held on the Demised Premises.

LOCAL AUTHORITY REQUIREMENTS

4.25	At all times to comply with all requirements of the council or the relevant Local Authority in connection with the user of the Demised Premises for the purpose of the Tenant’s business.

CONVEYANCING ACT NOTICES

4.26	To pay to the Landlord all reasonable and proper costs charges and expenses (including legal costs and surveyor’s fees) which may be incurred by it in the preparation and service of any notices and proceedings under Section 14 of the Conveyancing Act 1881 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court and in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant and in relation to any application for consent required or made necessary by this Lease whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold its consent and the withholding of its consent is held to be unreasonable), or whether or not the application has been withdrawn and in relation to any application made by the Landlord at the request of Tenant and whether or not such application is accepted refused or withdrawn.

NOT TO ASSIGN UNDERLET OR PART WITH POSSESSION

4.27	Save for Group Sharing where no consent shall be required if prior notice is given to the Landlord, not to assign transfer or underlet or part with possession or occupation of the Demised Premises or any part thereof or suffer any person to occupy the Demised Premises or any part thereof as a licensee but so that notwithstanding the foregoing the Landlord shall not unreasonably withhold its consent to an assignment of the entire of the Demised Premises or an underletting of the entire of the Demised Premises to an assignee or underlessee of good and sufficient financial standing and otherwise acceptable to the Landlord and subject to the following provisions or such of them as may be appropriate that is to say:-

4.27.1	The Tenant shall prior to any such assignment or under-letting apply to the Landlord and give all reasonable information concerning the proposed transaction and concerning the proposed assignee or under-lessee as the Landlord may require;

4.27.2	The Landlord’s consent to any such assignment or underletting shall be given in writing and shall be given in such a manner as the Landlord shall reasonably decide and the Tenant shall pay the reasonable costs in connection with such consent;

4.27.3	In the case of an under-lease of the entire of the Demised Premises the same shall be at the then current market rent without any deduction whatsoever and the under-lessee shall if required by the Landlord enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rent hereby reserved) and condition herein contained and every such under-lease shall also be subject to the following conditions that is to say that it shall contain:-

4.27.3.1	an unqualified covenant on the part of the under-lessee not to under-lease or part with or share the possession of the whole or part only of the premises hereby demised to the extent permitted by law;

4.27.3.2	a covenant on the part of the under-lessee not to assign the premises thereby demised without obtaining the previous consent in writing of the Landlord under the Landlord’s Lease (if any) and of the Landlord (which consent shall not be unreasonably withheld);

4.27.3.3	a covenant condition or proviso under which the rent reserved by the under-lessee shall be reviewed every five years and the Review Dates as therein defined shall be the days which are the Review Dates in this Lease (notwithstanding that this provision may necessitate a first review before the expiration of five years from the commencement of the under-lease) but otherwise in the same terms as provided in this Lease subject to such variations are may be reasonably required having regard to the term of the underlease.

4.27.3.4	covenants and conditions in the same terms as nearly as circumstances admit as those contained in this Lease subject to such variations are may be reasonably required having regard to the term of the underlease.

4.27.4	In the case that any proposed under-lessee is a company the Landlord may require as a condition of its giving consent to the underlease that a guarantor satisfactory to the Landlord (acting reasonably) enter into a guarantee for payment of the rent and compliance with the covenants contained in the Lease in a form acceptable to the Landlord.

4.27.5	The Tenant shall enforce at the Tenants own expense the performance and observance of every such undertenant of the covenants provisions and conditions of the underlease and shall not at any time either expressly or by implication waive any breach of the same.

4.27.6	The Tenant shall not agree any reviewed rent with the undertenant nor any rent payable on any renewal thereof without the prior written consent of the Landlord (such consent not to be unreasonably withheld).

4.27.7	The Tenant shall not vary the terms or accept any surrender of any permitted underlease without the prior written consent of the Landlord (such consent not to be unreasonably withheld).

4.27.8	Within fourteen days of every such assignment or under-lease the Tenant shall give notice thereof in writing with particulars to the Landlord’s Solicitors or Agents and shall furnish them with a true copy of such instrument and shall pay to the Landlord’s Solicitor their reasonable legal costs and other expenses in connection with such an Assignment or Under- Lease.

4.27.9	The Tenant may share possession of the Demised Premises by way of non-exclusive licence with Group Companies provided that such licence shall not entitle the Group Companies to obtain any rights to a lease or a renewed lease under Landlord and Tenant legislation and such licence shall terminate on the termination of this lease for whatever reason whatsoever.

NO OBSTRUCTION

4.28

Not to block up obstruct or enlarge any doorway passage window light or other easement or make any new window or other opening in the Demised Premises or in any manner obscure any grating window or opening therein giving light to or otherwise intended for the benefit of the Building or other premises and not to give permission for any new window light opening doorway path passage drain or other encroachment or easement to be made into or against or upon the Demised Premises which might be or grow to the damage annoyance or inconvenience of the Landlord AND in case any such window light opening doorway path passage drain or other encroachment or easement shall be made to give immediate notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and at the request and cost of the Landlord to adopt such means as may be reasonably required or deemed proper for preventing any such encroachment or the acquisition of any such easement.

PLANNING ACTS

4.29	In relation to the Planning Acts (by which expression it is intended herein to designate The Planning & Development Act, 2000 –2002, any statutory modification or re-enactment thereof for the time being in force and any regulations or orders made thereunder and if applicable the Public Health Acts by which expression it is intended herein to designate the Local Government (Sanitary Services) Acts 1887 to 1964 and the Building Control Act, 1990 and any statutory modification or re-enactment thereof for the time being in force and any Regulations and Orders made thereunder) and excepting liability for the Tenant in respect of non-compliance existing at the commencement of the term hereby created:-

4.29.1	Not to do or omit or permit to be done or omitted anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts or of any notices orders licences consents permissions and conditions (if any) served made granted or imposed thereunder or under any enactment repealed thereby and to indemnify (as well after the expiration of the said term by effluxion of time or otherwise as during its continuance) and to the extent that the Tenant is responsible to keep indemnified the Landlord against all actions proceedings damages penalties costs charges claims and demands in respect of such acts and omissions or any of them and against the costs of any application for the Planning Permission and the works and things done in pursuance thereof;

4.29.2

In the event of the Landlord giving written consent to any of the matters in respect of which the Landlord’s consent shall be required under the provisions of this Lease or otherwise and in the event of permission from any Planning Authority or certificate from a Building Control Authority under the Planning Acts being necessary for any addition alteration or change in or to the Demised Premises or for the change of user thereof to apply at the cost of the Tenant to the Local and Planning and Building Control Authorities as the case may be for all consents and permissions and approvals and certificates which may be required in connection therewith and to furnish to the Landlord a copy of any such application and to give notice to the Landlord of the granting or refusal (as the case may be) of all such consents and permission and approvals and certificates forthwith on the receipt thereof and to comply with all such consents and permissions and approvals and certificates and to complete the work in compliance with such consents permissions certificates and approvals and in compliance with Building Regulations (if applicable) and to furnish to the Landlord a Certificate of Compliance with the relevant permission approval consent certificate and Regulations duly completed by an Architect having qualifications reasonably satisfactory to the Landlord; and the Tenant will substantially comply with the Building Regulations and will also furnish the Landlord with copies of all Fire Safety Certificates issued and an Architect’s certificate of Opinion that all such works have been carried out in substantial compliance with the plans lodged with the application for the Fire Safety Certificate as amended by any conditions imposed by the Building Control Authority together with an Architect’s Certificate of Opinion that all such works are in substantial compliance with the Building Regulations.

4.29.3	To give notice forthwith to the Landlord of any notice order or proposal for notice or order served on the Tenant under the Planning and Development Acts and if so required by the Landlord to produce the same and to make or join in making such objections or representations in respect of any proposal as the Landlord may require;

4.29.4	To comply at its own cost with any notice or order served on the Tenant under the provisions of the Planning Acts to the extent that the Tenant is responsible for the issue of such notice or order;

4.29.5	If and when called upon so to do to produce to the Landlord or its Surveyor all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this sub-clause have been complied with in all respects.

TO GIVE NOTICE

4.30	Within seven days of the receipt of notice of the same to give full particulars to the Landlord of any permission notice or order made given or issued to the Tenant by any Government Department or Local or Public Authority under or by virtue of any statutory power and if so required by the Landlord to produce such permission notice or order or proposal for a notice or order to the Landlord and also without delay to take all reasonable and necessary steps to comply with any such notice or order and also at the request of the Landlord to make or join with the Landlord in making objections or making representations against or in respect of any such notice order or proposal as aforesaid as the Landlord shall deem expedient.

REVERSIONARY INTEREST

4.31	At all convenient hours in the daytime Due Notice to permit all prospective Purchasers or dealers in the reversionary interests of the Landlord by order in writing of the Landlord or its agents to view the Demised Premises without interruption but so that no undue interference is caused to the business of the Tenant subject to such persons complying with the Tenant’s reasonable security and confidentiality requirements.

RE-LETTING SIGN

4.32	To permit the Landlord and its agents and/or the Superior Lessor on Due Notice within six calendar months before the expiration or sooner determination of the said term to enter upon the Demised Premises and to fix and retain without interference upon any suitable part or parts thereof (but not in any position likely to interfere with the user of the Demised Premises) a Notice Board for re-letting or disposing of the same and not to remove or obscure the same and to permit all persons by order in writing of the Landlord or its agents to view the Demised Premises at all reasonable hours in the daytime without interruption.

INDEMNITY

4.33	To indemnify and keep indemnified the Landlord against all and any expenses costs actions claims demands damages and other liabilities whatsoever in respect of the injury or death of any person or damage to any property howsoever to the extent that the Tenant is responsible arising directly or indirectly out of:-

4.33.1	the state of repair or condition of the Demised Premises;

4.33.2	the existence of any alterations thereto or to the state of repair or condition of such alteration;

4.33.3	the user of the Demised Premises;

4.33.4	any work carried out or in the course of being carried out to the Demised Premises by the Tenant its servants or agents sub-lessees or sub-tenants;

4.33.5	anything now or hereafter attached to or projecting therefrom.

TO YIELD UP

4.34	At the expiration or sooner determination of the said term quietly to yield up the Demised Premises together with all the Landlord’s fixtures and all other fixtures and fastenings that now are or which during the said term shall be affixed or fastened thereto (except Tenant’s or trade fixtures) in such repair and condition as shall be in accordance with the covenants of the part of the Tenant herein contained and in case any of the said fixtures and fittings shall be missing broken damaged or destroyed to forthwith replace them with others of a similar kind and of equivalent value (damage by any of the Insured Risks (as hereinafter defined in Clause 5.2 if and so long only as the policy or policies of insurance shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act neglect of default of the Tenant or the servants agents licensees of the Tenant)excepted) and provided that the Tenant shall not be obliged to remove any alterations carried out to the Demised Premises with the Landlord’s consent provided that such alterations are in a reasonable condition.

TO PAY STAMP DUTY AND VAT

4.35	To pay the Landlord the Stamp Duty on this Lease and the Counterpart thereof and subject to receipt of a valid Value Added Tax invoice to pay all Value Added Tax (if any) whether arising on the delivery hereof and/or whether arising on any payments to be made by the Tenant under or pursuant to this Lease unless otherwise agreed.

SAFETY FILE

4.36	In relation to any work from time to time undertaken by or on behalf of the Tenant in on or to the Demised Premises or in the fitting out thereof to submit to the Landlord all such drawings designs specifications details and information as may be appropriate for the up-dating of the Safety File maintained by the Landlord in relation to the property comprising the Demised Premises whether alone or with other premises.

4.36.1	In relation to any such work as is referred to in Clause 4.36.1 which shall require the preparation of a Safety File or Files (“the Tenant’s Safety File”) by or on behalf of the Tenant the Tenant shall open and maintain the Tenant’s Safety File and shall ensure that copies of all entries and items which are or should be entered thereon shall forthwith be furnished to the Landlord and that on any assignment of the interest of the Tenant hereunder in the Demised Premises the Tenant’s Safety File shall be delivered to the assignee and that on the determination (howsoever effected)of the term hereby granted the Tenant’s Safety File shall be delivered to the Landlord.

4.36.2	Without prejudice to the Tenant’s obligations to comply with The Safety, Health and Welfare at Work (Construction) Regulations, 1995 as amended from time to time (“the Regulations”) the Tenant covenants that in the event that it is requested to do so by the Landlord, it will keep safely at the Demised Premises any Safety File given to it by the Landlord and will procure that the Safety File is updated to take account of any works carried out to the Demised Premises (including any fit out works carried out by the Tenant prior to the granting of this Lease) by the Tenant or any other party with the Tenant’s authority. The Tenant further covenants that it will on Due Notice make the Safety File available to the Landlord for inspection and/or to any other person who requires to inspect it for the purpose of compliance by either the Landlord and/or such other person with any duties imposed on either of them pursuant to the Regulations and/or make the Safety File available for inspection by any prospective successor in title of the Landlord. The Tenant further covenants that it will, forthwith upon request being made of it by the Landlord, deliver up the Safety File to the Landlord at the end of term of this Lease.

REGULATIONS

4.37	The Tenant agrees to be bound by any reasonable regulations made by the Landlord or the Superior Lessor from time to time in respect of the management of the Estate.

5.	LANDLORDS COVENANTS

THE LANDLORD HEREBY COVENANTS WITH THE TENANT;

QUIET ENJOYMENT

5.1	That the Tenant paying the rent hereby reserved and performing and observing the several covenants and conditions and agreements herein contained and on its part to be performed and observed shall and may peaceably and quietly hold and enjoy the Demised Premises without interruption by the Landlord or its assigns or any purchaser claiming under or in trust for it.

INSURANCE

5.2	SUBJECT to the Landlord being able to effect insurance against any one or more of the risks hereinafter specified AND SUBJECT always to such exclusions excesses and limitations as are normal and as may be imposed by the Landlord’s insurers for the time being hereof to procure that the Demised Premises is insured in the name of the Landlord and all Landlord’s fixtures and fittings therein or thereon including glass are kept insured in the full reinstatement cost (to be determined from time to time by the Landlord or its surveyor and including an inflationary factor subject to the Tenant’s right to require the Landlord to insure for a higher amount than the full reinstatement cost as determined by the Landlord against damage by fire, explosion, lightning, impact, earthquake, aircraft, frost, floods, landslip, storm and tempest, terrorism, riot, civil commotion and malicious damage or bursting or over-flowing of water tanks, apparatus or pipes, corrosion of pipes, melting of pipes, melting of cables and including demolition and site clearance expenses, architects and other fees and taxes in relation to the reinstatement of the Demised Premises and all stamp duties exigible on any building or like contract as may be entered into relative to the reconstruction reinstatement or repair of the Demised Premises or any part thereof resulting from the destruction loss or damage thereof or thereto from any of the perils aforesaid and public liability and three years loss of rent and Service Charge (subject to quotation) and against such other risks as the Landlord may from time to time reasonably consider prudent and desirable (all such perils and risks are herein called “the Insured Risks”) and such risks may be covered by any policy or policies of insurance as the Landlord may reasonably consider appropriate.

RE-INSTATE

5.3.1	In case the Demised Premises or access thereto or any parts thereof shall be destroyed or damaged by fire or from any of the Insured Risks then so as to render the Demised Premises unfit for use and occupation then (subject to the Landlord obtaining Planning Permission and all other necessary permits licences and approvals) and as often as shall happen to lay out all monies received in respect of such insurance as aforesaid (other than in respect of rent and Service Charge) (and making up any shortfall from its own funds) as soon as practical in or upon rebuilding repairing or reinstating the Demised Premises and access thereto in good and substantial manner unless the relevant policy shall have been vitiated or rendered less than fully effected by way, act, neglect, default or omission on the part of the Tenant or on the part of any person in or upon the Demised Premises with the Tenants authority PROVIDED ALWAYS that in the event of the Landlord being unable to reinstate the Demised Premises due to refusal of planning or other approvals consents or licences the Landlord having made all reasonable efforts to obtain same the Tenant agrees to surrender this Lease when called upon by the Landlord so to do and the Landlord agrees to accept a surrender of this Lease should the Tenant require.

5.3.2	The Landlord shall procure that either Tenant’s interest will be noted on the Landlord’s policy or a letter from the Landlord’s insurers will be furnished waiving subrogation rights.

5.3.3	The Landlord shall procure that the Landlord’s policies will contain a provision that the insurance is not invalidated by any change of occupancy of the Demised Premises without the knowledge of the Landlord provided that the Landlord shall immediately upon the same coming to its knowledge give notice to the insurers.

SERVICES

5.4.1	Subject to payment by the Tenant of the Service Charge as provided by Clause 4.3 to use its reasonable endeavours to procure the provision or making available of the services comprised in the Estate Service Charge.

5.4.2	The Landlord covenants to pay the Landlords Proportion of the IDA Estate Service Charge to the person entitled thereto forthwith it is received by the Landlord from the Tenant and will use its reasonable endeavours to procure the provision or making available to the services specified in the Superior Lease and will otherwise pay the rent and perform the covenants on the part of the lessee contained in the Superior Lease.

5.4.3	the Landlord shall not be responsible for any unavoidable delay or stoppage in connection with the provision of the services or for any loss, injury or damage sustained by the Tenant as a result of the temporary failure of the Landlord or its agents to provide the same or for any temporary omission to perform the same if such temporary failure, delay, stoppage or omission shall be due to any shortage of labour or materials, inclement weather or other cause not within the control of the Landlord but the Landlord shall nevertheless take all reasonable steps to remedy or make good any such failure, delay, stoppage or omission as aforesaid as soon as may be practicable;

5.4.4	if the Landlord shall fail to provide the services as hereinbefore provided the Tenant’s sole remedy shall be an action to compel the Landlord to do so and the Landlord shall not be liable to the Tenant in respect of any loss, injury or damage which the Tenant shall sustain as a result of the failure of the Landlord’s staff properly to carry out their duties unless the Tenant shall notify the Landlord in writing specifying the failure for which the Tenant complains and the Landlord shall after the expiration of twenty-one days from the receipt of the notice continue to neglect to provide said services in respect of which notices has been given by the Tenant;

5.4.5	the Landlord shall be entitled to cease to provide or to procure the provision of any of the services set forth in Part I of the Third Schedule if any services shall in the reasonable opinion of the Landlord cease to be for the benefit of the Tenant or the Estate or shall have become due to technological change or otherwise obsolete or redundant.

COMPLIANCE

5.5	The Landlord covenants to procure compliance with all relevant laws relating to the Estate at its own cost where such a want of compliance existed at the commencement of the Term hereby created to the extent that the Tenant may be adversely affected by non compliance.

RIGHTS OF ENTRY

5.6	In exercising any of the Landlord’s rights of entry or other rights in relation to the Demised Premises the Landlord shall:-

5.6.1	take all necessary steps to ensure that as little damage is done to the Demised Premises and as little inconvenience is caused to the occupier or the business carried on therein as is reasonably practicable;

5.6.2	make good without delay any damage to the Demised Premises, or to the Tenant’s fixtures and fittings and chattels, that may be caused in exercising such rights;

5.6.3	consider all reasonable alternatives not involving any materially greater cost and shall consult with the Tenant in that regard;

5.6.4	ensure insofar as it is reasonably practical that such rights of entry are exercised outside the hours when the Demised Premises is used for the purposes of the Tenant’s business;

5.6.5	give to the Tenant Due Notice before entering the Demised Premises except in cases of emergency.

6.	PROVIDED ALWAYS and it is hereby agreed and declared as follows:-

FORFEITURES

6.1	If:-

6.1.1	the said rent or any interest on arrears of rent or any sum payable hereunder or any part thereof shall be unpaid for 14 days after any of the days hereinbefore appointed for payment whether the same shall have been lawfully demanded or not; or

6.1.2	any covenants on the Tenant’s part herein contained shall not be observed and performed; or

6.1.3	the Tenant being an individual or a firm shall become a bankrupt or compound or arrange with his or its creditors or being a Company shall go into liquidation either compulsory or voluntary except for the purpose of reconstruction or amalgamation; or

6.1.4	he Tenant being a Company shall permit or suffer to be appointed a Receiver over its assets.

6.1.5	The Tenant being a Company shall permit or suffer an Examiner to be appointed over its assets.

THEN and in any of the said cases and at any time thereafter it shall be lawful for the Landlord or any person or persons authorised by the Landlord to enter upon the Demised Premises or any part thereof in the name of the whole and to repossess the same and enjoy the same as if this Lease had not been executed but without prejudice to any right of action or remedy on either party in respect of any antecedent breach of any of the covenants by the other herein contained.

SUSPENSION OF RENT

6.2	If during the said term the Demised Premises or the Estate or any parts thereof shall be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part in consequence of any neglect or default of the Tenant its servants agents or licensees the rent and Service Charge hereby reserved and the obligations of the Tenant as to the maintenance and repair of the Demised Premises or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall have again been rendered fit for occupation or use by the Tenant or become accessible and any dispute concerning the provisions of this clause shall be determined by a single arbitrator in accordance with the provisions of the Arbitration Acts 1954 to 1998 or any statutory enactment in that behalf for the time being in force.

NO WARRANTY

6.3	Nothing contained in this Lease shall be deemed to constitute any warranty by the Landlord that the Demised Premises or any part thereof are authorised under the Planning Acts or otherwise for use for any specific purposes other than the use as offices at the date of this Lease.

NOTICES

6.4	IN addition to any other prescribed mode of service any Notices requiring to be served on the Tenant hereunder shall be validly served if left addressed or sent by post to the Tenant (or if there shall be more than one of them to any one or more of them) if an individual or individuals at the last known address or addressed of the Tenant or Tenants or any of them in Ireland and if a company at its registered office and any Notice required to be served on the Landlord shall be validly served if left or posted to on of the Landlords at his respective address set out above or if the Landlord is a limited company to the registered office of the Landlord or in either case to any substituted address nominated by the relevant party from time to time and notified to the other and any such Notices may be served by servants or agents and be served on servants or agents.

APPLICABLE LAW

6.5	This Lease shall in all respects be governed by and interpreted in accordance with the laws of Ireland and the Tenant hereby irrevocably agrees that the Courts of Ireland are to have jurisdiction in all or any disputes which arise in connection with this Lease and that accordingly any suit, action or proceedings arising out of or in connection with this Lease may be brought in such Courts.

SEVERABILITY

6.6	If any term or provision of this Indenture shall be held to be invalid or unenforceable in whole or in part for any reason then such term or provision or part shall to that extent be deemed not to form part of this Indenture but the validity and enforceability of the remainder of this Indenture shall not be affected.

PERPETUITY

6.7	If any term or provision of this Indenture would but for this provision be void in whole or in part under the rule against perpetuities then such term or provision or part shall to that extent be read and construed as if there had been included therein a restriction limiting the vesting of future interest in property thereby purported to be vested to the Perpetuity Period.

IT IS HEREBY CERTIFIED by the parties hereto that the premises hereby demised is situate in the Urban District of Bray.

IT IS HEREBY FURTHER CERTIFIED that Section 53 (Lease combined with Building Agreement for a dwellinghouse/apartment) of the Stamp Duties Consolidation Act 1999 does not apply to this instrument

IT IS HEREBY FURTHER CERTIFIED that the consideration for the Lease is wholly attributable to property which is not residential property and that the transaction effected by this Instrument does not form part of a larger transaction or of a series of transactions in respect of which the amount or value of the aggregate amount or value of the consideration to other than rent which is attributable to property which is not residential property exceeds €6,350.00

IT IS HEREBY FURTHER CERTIFIED the Tenant is a body corporate incorporated in a member state of the European Communities or other European State which is contracting party to the European Economic Area Agreement and having its registered office, central administration or principal place of business within the territory of those States.

IN WITNESS whereof the parties hereto have hereunto executed these presents the day and year first herein WRITTEN

FIRST SCHEDULE

1.	Full right and liberty for the Tenant its permitted assigns and their permitted under-tenants its and their servants, agents, licensees and invitees and all other persons entitled in common with other persons who have or hereafter have the like right at all times hereafter by day or by night and for all purposes with or without vehicles to pass and re-pass along, over and upon (subject on to all regulations made from time to time in relation to traffic and to the use of the roadways forming part of the Estate) the roadways forming part of the Estate, and over the roads forming part of the IDA Estate.

2.	The right subject to such rules and regulations as the Landlord may make from time to time make in accordance with the principles of good estate management to go pass and repass with or without vehicles over the Service Yard for the purpose of making deliveries of goods to the Demised Premises but not to obstruct any carparking spaces adjacent to the Service Yard.

2.	The free passage and running water, soil, steam, air, electricity, radio, television, telegraphic, telephone, telecommunications, computer linking and other services and supplies to and from the Demised Premises through the Conduits which are now laid or within the Perpetuity Period shall be laid in, under, or through the Retained Lands and the Estate, so far as any of the same are necessary for the reasonable use and enjoyment of the Demised Premises.

SECOND SCHEDULE

1.	The free right of uninterrupted passage and running of water soil air gas electricity telephone and other services from and to any adjoining or neighbouring property through any Conduits which may at any time during the said term be through in over or under the Demised Premises or otherwise together with full right of access at all reasonable times on giving due notice in writing (except in cases of emergency) for the purposes of inspecting maintaining replacing and repairing the same the person or persons exercising such rights making good any damage thereby occasioned to the Demised Premises;

2.	Full right and liberty on giving due notice in writing at all times during the said term to enter the demised Premises in order to maintain replace or relay electricity, post office, telecommunications or other cables, gas mains, water mains, sewers, drains, telecommunication systems, and all other services to and from the Adjoining Property the person or persons exercising such right making good any damage thereby occasioned to the Demised Premises;

3.	Full right and liberty on giving due notice in writing at any time hereafter to execute works and make erections upon or to erect rebuild or alter any buildings or erections on the Adjoining Property and to use their Adjoining Property and buildings in such manner as they may think fit;

4.	All rights easements and privileges now belonging to or enjoyed by any adjoining or neighbouring property;

5.	All mines and minerals in or under the Demised Premises with full power of working and getting the same provided reasonable compensation is paid to the Tenant for any damage thereby occasioned to the Demised Premises;

6.	The right to enter onto and remain on the Demised Premises for the purpose of performing any obligation or carrying out any work which the Landlord is obliged either to the Tenant and/or to any other party to perform or carry out whether under this Lease or otherwise.

THIRD SCHEDULE

FIRST PART

(Services in relation to the Estate Common Parts)

1.	Procuring that the Estate Common Parts are kept and maintained in good order, repair and condition (including marking of car parking spaces) and all other services, matters things and facilities whatsoever, reasonably deemed neccessary for the running of the Estate.

2.	Decorating, cleansing, regulating, lighting and insuring the Estate Common Parts

3.	Discharging the costs of providing directional signs thereon, paying rates therefor and the provision of refuse collection therefrom and the costs of management thereof and the cost of providing security arrangements for the Estate.

SECOND PART

1.	The amount of the Service Charge (by which is meant the Landlords Proportion of the Estate Service Charge and the Landlord’s Proportion of the IDA Estate Service Charge) shall be ascertained and certified annually by a Certificate (hereinafter called “the Certificate”) signed by an independent suitably qualified accountant appointed by the Landlord (“the Auditor”) and the Landlord’s managing agent as soon after the end of the Landlord’s financial year as may be practicable and shall relate to such year in manner hereinafter mentioned.

2.	The expression “the Landlords financial year” shall mean the period form 1st day of January to the 31st day of December (both days inclusive) or such other annual period as the Landlord may in its discretion from time to time determine as being that in which the accounts of the Landlord either generally or relating to the Estate shall be made up and shall notify the Tenant thereof.

3.

The certificate shall state the total costs of providing the services set out in the First Part of this Schedule and the cost of the services comprised in the Superior Lease for the Landlord’s financial year to which it relates and the proportion of the

Tenant’s liability hereunder and the Certificate (or a copy thereof duly certified by the person by whom same is given) shall in relation to matters of fact be (in absence of manifest error) conclusive evidence for the purposes hereof of the matters which it purports to certify and shall (save in the case of manifest error) be final and binding on the parties hereto.

4.	The Landlord shall make available for inspection upon request all receipts invoices and other documents to vouch the Certificate.

5.	On the 1st day of January, the 1st day of April, the first day of July and the 1st day of October in every year of the term hereby granted the Tenant shall pay to the Landlord in advance such sums by equal quarterly instalments (hereinafter referred to as “ the Advance Payments”) as the Auditor and/or the Landlord and/or the Landlord’s managing agent shall from time to time at the commencement of the Landlord’s financial year certify as being fair and reasonable and on account of the Service Charge for the said financial year PROVIDED ALWAYS that in respect of the Landlord’s financial year commencing on the 1st day of January 2005 and the subsequent years of the term hereby granted the Advance Payments shall be based on the actual Service Charge incurred or expended in the Landlord’s preceding financial year or, at the Landlord’s sole option, pending the ascertainment of the actual Service Charge for the preceding financial year shall be based on the amount of the Service Charge paid or payable by the Tenant during the preceding financial year, together with a reasonable additional sum not exceeding a sum equal to 2% (two per cent) plus the percentage increase in the Cost of Living Index (or should the said Index not be available then such reasonable increase as the Auditor and/or the Landlord may from time to time determine) from the date of the commencement of the preceding Landlord’s financial year to the end of such year and any such interim payment shall be included as a credit for the purposes of calculating the balance of the Service Charge as specified in this Schedule and for the purposes of this Clause the said Certificate shall be final and binding on the parties hereto save in the case of manifest error.

6.	As soon as practical after the end of each Landlord’s financial year the Landlord shall furnish to the Tenant the Certificates in respect of that year due credit being given therein for Advance Payments made by the Tenant in respect of the said year and upon the furnishing of the Certificate there shall be paid by the Tenant to the Landlord on demand the balance of the Service Charge found to be payable or there shall be repaid by the Landlord to the Tenant any amount which may have been overpaid by the Tenant by way of Advance Payments as the case may require PROVIDED ALWAYS that the provisions of this sub-clause shall continue to apply notwithstanding the expiration or sooner determination of the term hereby granted but only in respect of the period to such expiration or sooner determination as aforesaid.

7.	If any dispute or difference shall arise in respect of this Part of this Schedule, such dispute or difference shall be referred to the Auditor whose decision shall (in the absence of manifest error) be final and binding on the parties hereto in relation to matters of fact PROVIDED that if such dispute or difference shall relate to any manifest error or omission on the part of the Auditor or other disagreement or dispute with the Auditor then the same shall be referred to the decision of an independent auditor to be appointed by either party by mutual agreement or in default to be nominated at the request of either party by the President or the next available ranking officer for the time being of the Institute of Chartered Accountants in Ireland.

8.	In the event of the Estate being altered, added to, extended or redeveloped, during the term hereby granted the Service Charge may be adjusted in such manner as the Auditor and/or the Landlord shall reasonably determine.

FOURTH SCHEDULE

(Provisions as to Rent Revisions)

In this Schedule the word “Lessor” refers to the Landlord in the within Lease and the word “Lessee” refers to the Tenant in the within Lease.

1.	The revised rent referred to in the within Lease in respect of any of the five year periods therein mentioned may be agreed at any time between the Lessor and the Lessee or ( in the absence of agreement) be determined not earlier than the date of commencement of such period (“the Review Date”) by an Arbitrator such Arbitrator to be nominated (in the absence of agreement between the parties) upon the application (made not more than three calendar months before or at any time after the Review Date) of either the Lessor or the Lessee by the Chairman (or other officer endowed with the functions of such Chairman) of

(a)	the Society of Chartered Surveyors in the Republic of Ireland; or

(b)	such body of Professional Surveyors or Valuers as (in the event of such Society not then being in existence) shall for the time being have undertaken in the Republic of Ireland the functions (in the activity of property valuation) currently performed by such Society or (should the Chairman or other officer as aforesaid be unwilling or unable to make the nomination) by the next Senior Officer of such Branch or Body who is willing and able to make the nomination (or in the event of there being no such Officer willing and able to make the nomination or should such Body not be in existence or not be readily identifiable) by the President (or other officer endowed with the functions of such President) of the Law Society of Ireland or (in the event of his being unwilling or unable to make the nomination) by the next Senior Officer of said Society who is willing and able to make the nomination

AND the revised rent so to be determined by the Arbitrator shall be such as in his opinion represents at the Review Date the full open market yearly rent for the demised premises let as a whole without fine or premium:-

(i)	on the basis of a letting with vacant possession thereof by a willing lessor to a willing lessee for a term (commencing on the Review Date) equal to that granted by the within-written Lease and subject to the provisions therein set forth (other than as to the amount of initial rent thereby reserved and the tenant’s option for early termination but including these provisions in relation to review of rent) and

(ii)	on the assumption that at and until the Review Date all the covenants and conditions contained in the within Lease on the part of the Tenant shall have been fully performed and observed and that in the event of the Demised Premises having been destroyed or damaged the same shall then have been fully rebuilt repaired or reinstated (as the case may be) and

(iii)	having regard to other open market rental values current at the Review Date insofar as the Arbitrator may deem same to be pertinent to the matters under consideration by him BUT disregarding any affect on letting value of:-

(a)	the fact that the Lessee has been in occupation of the demised premises

(b)	the goodwill which shall have attached to the Demised Premises by reason of the business carried out thereat

(c)	any increase in rental value of the Demised Premises attributable to the existence at the relevant Review Date of any works executed by and at the expense of the Lessee or any predecessor in title of the Lessee (or any party lawfully occupying the Demised Premises or any part thereof under the Lessee or any such predecessor) with the Lessor’s consent in writing in on or to or in respect of the Demised Premises otherwise than in pursuance of an obligation on foot of the within Lease or any agreement therefore but excluding any fit out works carried out by the Tenant to the Demised Premises.

(vi)	The revised rent shall be based on the fact that the floor area of the Building is deemed to be 69,920.46 square feet and the Demised Premises is deemed to have 50 car parking spaces.

2.	All such arbitrations as aforesaid shall be conducted in accordance with the provisions set forth in the Arbitration Acts 1954 and 1998 or in any Act or Statutory Rule or Order extending amending modifying or replacing the same for the time being in force.

3.	If the Arbitrator shall relinquish his appointment or die or if it shall become apparent that for any reason he shall be unable or shall have become unfit or unsuited (whether because of bias or otherwise) to complete his duties, or if he shall be removed from office by court order, a substitute may be nominated in his place and in relation to any such nomination the procedures hereinbefore set forth shall be deemed to apply as though the substitution were a nomination de novo which said procedures may be repeated as many times as may be necessary.

4.	If the revised rent in respect of any period (“the Current Period”) shall not have been ascertained on or before the Review Date referable thereto rent shall continue to be payable up to the gale day next succeeding the ascertainment of the revised rent at the rate payable during the preceding period AND on such gale day the Lessee shall pay to the Lessor the appropriate instalment of the revised rent together with any shortfall between:

(i)	rent actually paid for any part of the Current Period and;

(ii)	rent at the rate of the revised rent attributable to the interval between the Review Date and such gale day (other than the said appropriate instalment if payable in arrear) and together further with interest on said shortfall such interest to be computed on a day to day basis at a rate per annum of 1% (one per centum) above EURIBOR.

For the purpose of this paragraph the revised rent shall be deemed to have been ascertained on the date when the same shall have been agreed between the parties or as the case may be on the date of the notification to the Lessee of the award of the Arbitrator.

5.	If there should be in force at the commencement or during the currency of any particular relevant period any Statute or Order (directly or indirectly) prohibiting or restricting an increase of rent in respect of the demised premises the provisions of this Schedule and of the within Lease may nevertheless be invoked or reinvoked to determine the rent which would but for the said prohibition or restriction be payable during such relevant period but (if appropriate) the further implementation thereof shall be suspended in effect for such period as may be required by Law.

6.	When and so often as the revised rent shall have been ascertained pursuant to the provisions herein set forth memoranda thereof shall thereupon be signed by or on behalf of the Lessor ad the Lessee and shall be annexed to the within Lease and its Counterpart and the parties shall bear their own costs in relation to the preparation and completion of such memoranda.

SIGNED SEALED AND DELIVERED

by RONAN O’CAOIMH

in the presence of:

SIGNED SEALED AND DELIVERED

by JIM WALSH

in the presence of:

PRESENT when the COMMON SEAL
of TRINITY MANUFACTURING	Director
LIMITED:
Director